Exhibit 10.18

March 29, 2018

Ms. Mary Dillon

Re:Amendment to Employment Letter Regarding Severance Entitlements

Dear Mary:

This letter agreement (this “Agreement”) amends the terms of that letter agreement dated June 20, 2013 between you and Ulta Beauty, Inc. (“Ulta” or the “Company”) regarding the terms and conditions of your employment with the Company (the “Employment Letter”) with respect to your rights upon termination of employment.

As provided in the Employment Letter your employment at the Company is “at will.”  This means that you may resign from the Company at any time for any reason, and the Company has the right to terminate your employment relationship with or without cause at any time.   We, however, would ask that you provide the Company with at least 30 days advanced notice of your resignation.  Upon termination, your sole rights to compensation shall be as provided below.

In the event your employment is terminated without “Cause” or you resign for “Good Reason” you will receive severance pay for a period of twenty-four months in a monthly amount equal to the sum of (a) your monthly base salary (at the rate in effect on the date of your termination of employment, without regard to any reduction in base salary that constituted Good Reason) plus (b) your target bonus for the year of termination divided by twelve.  In addition you will be eligible for a pro-rated share of your annual bonus for the year of termination, based on actual results for the year, and assuming that all personal goals were fully satisfied and paid when bonuses are paid to officers who are active employees.  Your right to severance is contingent upon your signing and not revoking a general release of all claims relating to your employment other than your right to severance, your right to indemnification and D&O coverage and any claims that cannot be released by law, which release shall be executed within 50 days following your termination in the form customarily used by the Company for senior officers, which shall be provided by the Company within three business days following your termination.  No severance shall be paid to you until the eighth day after your execution of the release; provided that if the fifty-eighth day following the date of your termination falls in the year following the year in which you are terminated, no severance that is subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the year following the year in which you are terminated.  Each severance payment shall be considered a separate “payment” for purposes of Section 409A of the Internal Revenue Code.

For this purpose, “Cause” shall mean termination of your employment by the Company, determined in the reasonable good faith discretion of the Board, due to (i) your commission of an act of fraud or embezzlement, or the unauthorized, intentional or grossly negligent disclosure of confidential information which is injurious to the Company, (ii) a willful breach of any fiduciary duty owed to the Company, (iii) your indictment for a felony or any crime involving fraud, dishonesty or moral turpitude, (iv) your intentional misconduct as an employee of the Company, including, but not limited to, your knowing and intentional violation of written policies of the Company or specific directions of the Board, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require you to violate reasonable business ethical standards, (v) your willful failure after written notice from the Company, substantially to perform your duties in accordance with your position (other than as a result of disability), which failure is not cured within

10 days of receipt of such notice, or (vi) your engaging in willful misconduct which may reasonably result in injury to the reputation or business prospects of the Company; whether or not any such events are discovered or known by the Company at the time of your termination; provided that if any of the foregoing events is capable of being cured, then with respect to the first occurrence of such event the Company will provide you written notice describing the nature of such event and you will thereafter have 10 business days to cure such event.  For this purpose an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of the Company.

For this purpose, “Good Reason” shall mean: (i) a material diminution in your base salary, except as permitted above, (ii) a material diminution in your authority, duties or responsibilities, except that neither the appointment of  a Chief Operating Officer and/or President, as long as you retain authority over such positions and advice and direction from the Board, shall constitute a diminution in your authority, duties or responsibilities for this purpose, (iii) the relocation of the Company’s principal corporate office by more than sixty (60) miles from its location on the date hereof, or (iv) any other material breach by the Company of this Agreement.  You must give the Board written notice within 30 days of the date on which you first know of an event that constitutes “Good Reason” and the Company shall have 30 days to cure such event.  If the Company does not cure such event within 30 days of receipt of such notice, you may resign for Good Reason within 30 days after the expiration of the cure period.

You will not be required to mitigate damages to receive severance, nor will your severance be offset by any compensation or benefits received from any other source.

In all events you will be entitled to your accrued but unpaid salary, all unused vacation days in the year of termination, any benefits provided upon termination of employment under any of the Company’s benefit plans (other than any severance plan), reimbursement of all business expenses properly incurred prior to termination, and any annual bonus earned in a year prior to termination but not yet paid as of the date of termination.

Except as amended hereby, or to the extent that such obligations thereunder have been previously fulfilled, the Employment Letter shall otherwise remain in full force and effect.

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

By:	/s/ Catherine A. Halligan
Catherine A. Halligan – Chairman of the Compensation Committee

Agreed to and Accepted:

/s/ Mary N. Dillon
Mary N. Dillon

Dated: March 29, 2018